SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

March 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$38,933
Class B	$0
Class C	$0
Class F1	$1,913
Class F2	$1,886
Total	$42,732
Class 529-A	$1,827
Class 529-B	$0
Class 529-C	$0
Class 529-E	$6
Class 529-F1	$243
Class R-1	$0
Class R-2	$0
Class R-3	$0
Class R-4	$1,787
Class R-5	$2,345
Class R-6	$4,367
Total	$10,575

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1060
Class B	$0.0000
Class C	$0.0000
Class F1	$0.1091
Class F2	$0.2228
Class 529-A	$0.1051
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0063
Class 529-F1	$0.1760
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0000
Class R-4	$0.1268
Class R-5	$0.2393
Class R-6	$0.2616

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	360,470
Class B	7,176
Class C	22,777
Class F1	17,070
Class F2	8,324
Total	415,817
Class 529-A	17,571
Class 529-B	965
Class 529-C	6,105
Class 529-E	990
Class 529-F1	1,354
Class R-1	1,076
Class R-2	18,347
Class R-3	18,683
Class R-4	14,398
Class R-5	9,902
Class R-6	16,781
Total	106,172

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$38.79
Class B	$36.63
Class C	$36.29
Class F1	$38.46
Class F2	$38.83
Class 529-A	$38.56
Class 529-B	$37.00
Class 529-C	$36.90
Class 529-E	$38.04
Class 529-F1	$38.62
Class R-1	$37.07
Class R-2	$37.07
Class R-3	$37.97
Class R-4	$38.53
Class R-5	$39.15
Class R-6	$38.78